                               OPTION AGREEMENT


                           dated as of May 30, 2001


                                    between


                            TELENOR EAST INVEST AS


                                      and


                              ECO TELECOM LIMITED

                               TABLE OF CONTENTS

ARTICLE I    DEFINITIONS AND INTERPRETATION......................................................    1

1.01         Definitions.........................................................................    1
             -----------                                                                             -
1.02         Interpretation......................................................................    9
             --------------                                                                          -
ARTICLE II   REPRESENTATIONS AND WARRANTIES OF PARTIES...........................................   10

2.01         Representations and Warranties True and Correct.....................................   10
             -----------------------------------------------                                        --
2.02         The Options.........................................................................   10
             -----------
ARTICLE III  THE OPTIONS.........................................................................   11

3.01         Grant of Options....................................................................   11
             ----------------                                                                       --
3.02         Exercise of the VIP Share Put Option................................................   11
             ------------------------------------                                                   --
3.03         Exercise of the VIP Preferred Share Put Option......................................   12
             ----------------------------------------------                                         --
3.04         Exercise of the VIP-R Put Option....................................................   13
             --------------------------------                                                       --
3.05         Exercise of the VIP-R Call Option...................................................   13
             ---------------------------------                                                      --
3.06         VIP Change of Control Notice........................................................   14
             ----------------------------                                                           --
3.07         Compliance with Securities Laws; Tender Offers......................................   14
             ----------------------------------------------                                         --
3.08         Option Closing Date.................................................................   15
             -------------------                                                                    --
3.09         Eco Telecom Contribution Default....................................................   16
             --------------------------------                                                       --
3.10         Closing.............................................................................   16
             -------                                                                                --
3.11         Required Approvals..................................................................   18
             ------------------                                                                     --
ARTICLE IV   TRANSFERS...........................................................................   18

4.01         Transfers by Eco Telecom............................................................   18
             ------------------------                                                               --
4.02         Transfers by Telenor................................................................   18
             --------------------                                                                   --
4.03         Certain Purchases by Eco Telecom Prohibited.........................................   18
             -------------------------------------------                                            --
ARTICLE V    ANTI-DILUTION ADJUSTMENTS...........................................................   19

ARTICLE VI   EFFECTIVENESS AND TERMINATION.......................................................   21

ARTICLE VII  MISCELLANEOUS.......................................................................   21

7.01         Specific Performance................................................................   21
             --------------------                                                                   --
7.02         Further Assurances..................................................................   21
             ------------------                                                                     --
7.03         Entire Agreement....................................................................   21
             ----------------                                                                       --
7.04         No Waiver...........................................................................   22
             ---------                                                                              --
7.05         No Assignment; Agreement not Binding on Transferees.................................   22
             ---------------------------------------------------                                    --
7.06         Expenses............................................................................   22
             --------                                                                               --
7.07         Notice..............................................................................   22
             ------                                                                                 --
7.08         Counterparts........................................................................   23
             ------------                                                                           --
7.09         Amendment...........................................................................   24
             ---------                                                                              --
7.10         Arbitration; Waiver of Sovereign Immunity...........................................   24
             -----------------------------------------                                              --
7.11         Governing Law.......................................................................   25
             -------------                                                                          --
7.12         Invalid Provisions..................................................................   26
             ------------------                                                                     --

 EXHIBIT A    FORM OF VIP PUT OPTIONS NOTICE OF EXERCISE

 EXHIBIT B    FORM VIP-R PUT OPTIONS NOTICE OF EXERCISE

 EXHIBIT C    FORM OF VIP-R CALL OPTION NOTICE OF EXERCISE

 EXHIBIT D    FORM OF VIP CHANGE OF CONTROL NOTICE

 EXHIBIT E    FORM OF INDIVIDUAL SHARE PURCHASE AGREEMENT

     OPTION AGREEMENT dated as of May 30, 2001 between TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), and ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom" and, together with Telenor, individually, each, a "Party" and, collectively, the "Parties").

                                  WITNESSETH

     WHEREAS, Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"), Telenor and Eco Telecom are parties to the Primary Agreement dated as the date hereof (the "Primary Agreement");

     WHEREAS, on the date hereof, Telenor is a shareholder of the Company;

     WHEREAS, Eco Telecom has agreed to purchase on the date hereof, on and subject to the terms of the Primary Agreement, shares of common stock of the Company;

     WHEREAS, Eco Telecom has also agreed to purchase from Dr. Dmitri Borisovich Zimin, a Russian citizen ("Dr. Zimin") and Overture Limited, respectively, on and subject to the terms of the Eco Telecom Share Purchase Agreements (as hereinafter defined), shares of common stock and shares of preferred stock of the Company;

     WHEREAS, Eco Telecom has also agreed to purchase, on and subject to the terms of the VIP-R Primary Agreement (as hereinafter defined), shares of preferred stock and common stock of Closed Joint Stock Company "VimpelCom-Region" ("VIP-R"), a subsidiary of the Company;

     WHEREAS, Telenor wishes to grant to Eco Telecom certain put options in respect of certain of Eco Telecom's shares of capital stock of the Company and VIP-R, in each case, on and subject to the terms and conditions set forth herein; and

     WHEREAS, Eco Telecom wishes to grant to Telenor a call option in respect of certain of Eco Telecom's shares of capital stock of VIP-R, in each case, on and subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  ARTICLE I    DEFINITIONS AND INTERPRETATION

1.01 Definitions
     -----------

     As used herein, the following terms shall have the following meanings:

     "Action or Proceeding" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

     "ADSs" shall mean any American Depository Shares or receipts or Global Depository Shares or receipts or similar instruments for VIP Shares or VIP-R Shares, as the case may be.

     "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified therein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

     "Agreement" shall mean this Option Agreement.

     "Board" shall mean the Board of Directors of the Company.

     "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

     "Calculation Agent" shall mean an independent investment bank mutually agreed upon by the Parties.

     "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided,
                                                                    --------
however, that a Change of Control shall not include (i) a bona fide underwritten
-------
public offering of the capital stock of such Party or any Controlling Person of such Party or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication AS, Telenor Mobile Communication AS or CTF Holdings Limited or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited is a party.

     "Charter" shall have the meaning specified in the Primary Agreement.

     "Closing" shall have the meaning specified in the Primary Agreement.

     "Closing Date" shall have the meaning specified in the Primary Agreement.

     "Closing Notice" shall have the meaning specified in Section 3.08(a).

     "Commission" shall mean the Commission of the European Communities.

     "Common Stock" shall mean the shares of common stock of the Company, as defined in Section 6.1 of the Charter.

     "Company" shall have the meaning specified in the first recital hereto.

     "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

     "Control Threshold" shall mean the ownership by Telenor and any Permitted Transferee of Telenor of fifty percent (50%) of the outstanding voting capital stock of the Company plus one (1) VIP Share (calculated on a fully diluted basis).

     "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

     "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

     "Dr. Zimin" shall have the meaning specified in the fourth recital hereto.

     "Eco Telecom" shall have the meaning specified in the preamble hereto.

     "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

     "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date (as defined in the VIP-R Primary Agreement) by Eco Telecom and VIP-R.

     "Eco Telecom Preferred Stock Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

     "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Eco Telecom Preferred Stock Purchase Agreement.

     "Eco Telecom's Initial Twenty-Five Percent Stake" shall mean 5,150,000 VIP Shares purchased by Eco Telecom pursuant to the Primary Agreement, 6,426,600 VIP Preferred Shares and 113,102 VIP Shares purchased by Eco Telecom pursuant to the Eco Telecom Share Purchase Agreements and such number of VIP Shares, if any, as Eco Telecom shall have purchased in new issuances by the Company from time to time to maintain Eco Telecom's ownership of twenty-five percent (25%) plus one
(1) share of the issued and outstanding voting capital stock of the Company.

     "Exercise Price" shall mean the VIP Preferred Share Put Option Exercise Price, the VIP Share Put Option Exercise Price, the VIP-R Call Option Exercise Price or the VIP-R Put Option Exercise Price, in each case, on the date of the applicable Notice of Exercise.

     "Fair Market Value" shall mean, as of any date of determination for any securities which are listed, traded or quoted on a national or international securities exchange, the average of the Market Prices for such securities for the thirty (30) trading days prior to such date of determination. For any securities not so listed, traded or quoted, "Fair Market Value" shall have the meaning set forth in Schedule 1 to the VIP Registration Rights Agreement.

     "Final Date" shall have the meaning specified in the Primary Agreement.

     "GMS" shall have the meaning specified in the Primary Agreement.

     "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

     "Highest Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, with respect to the four (4) month period preceding the date on which Telenor's stake in the Company reaches the Control
Threshold: (a) if during such four (4) month period Telenor has not made an offer to purchase the VIP Shares held by the other shareholders of the Company in accordance with the JSC Law and/or the Charter (and has not made such an offer at any time prior to such period), the highest price, if any, paid by Telenor for any VIP Shares purchased by Telenor during such period; (b) if during such four (4) month period Telenor has not made an offer to purchase the VIP Shares held by the other shareholders in accordance with the JSC Law and/or the Charter but made such an offer at any time prior to such period, the price offered by Telenor in its most recent such offer; or (c) if during such four (4) month period Telenor has made an offer to purchase the VIP Shares held by the other shareholders of the Company in accordance with the JSC Law and/or the Charter, the price offered by Telenor in such offer.

     "Individual Share Purchase Agreement" shall mean a share purchase agreement substantially in the form attached hereto as Exhibit E.

     "JSC Law" shall mean the Federal Law of the Russian Federation No. 208-FZ "On Joint Stock Companies", dated December 26, 1995, as amended.

     "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

     "Lien" shall have the meaning specified in the Primary Agreement.

     "MAMP" shall have the meaning specified in the Primary Agreement.

     "Market Price" shall mean the price of one Share or unit on the relevant date determined

     (a) on the basis of the last reported sales price regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

     (b) if there is no such reported sale price on such day, on the basis of the average of the reported closing bid and asked prices regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

     (c) if the securities are not listed on any national securities exchange, on the basis of the average of the high bid and low asked quotations on the over-the-counter market as furnished by any NYSE firm selected from time to time by the issuer for that purpose; or

     (d) or if not so quoted, on the basis of the closing prices on the principal international stock exchange on which the securities are then listed and traded.

     "Notice of Exercise" shall mean the VIP Put Options Notice of Exercise, the VIP-R Put Option Notice of Exercise or the VIP-R Call Option Notice of Exercise.

     "NYSE" shall mean The New York Stock Exchange.

     "Option Closing Date" shall mean the date of any purchase by Telenor of, and payment for, any VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, following the exercise of the relevant Option.

     "Options" shall mean, collectively, the VIP Share Put Option, the VIP Preferred Share Put Option, the VIP-R Put Option and the VIP-R Call Option.

     "Permitted Transferee" shall mean, with respect to any Person, any Controlling Person of such Person, or any Controlled Affiliate of any such Controlling Person or Person.

     "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

     "Post-Default Amount" shall mean, with respect to the VIP Put Options, an amount equal to 2.5% per month of the VIP Share Put Option Exercise Price, the VIP Preferred Share Put Option Exercise Price and the VIP-R Put Option Price, which shall be prorated for each portion of a month in which the VIP Share Put Option Exercise Price, the VIP Preferred Share Put Option Exercise Price or the VIP-R Put Option Exercise Price, as the case may be, remains unpaid beyond sixty
(60) days after the date of the VIP Put Options Notice of Exercise or the VIP-R Put Option Notice of Exercise, as the case may be.

     "Primary Agreement" shall have the meaning specified in the first recital hereto.

     "Principal Agreements" shall have the meaning specified in the Primary Agreement.

     "Registrar" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

     "Regulation S" shall have the meaning specified in Section 2.02(b).

     "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

     "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Share Transfer Order" shall mean a share transfer order (peredatochnoye resporyazhenie) substantially in the form of Schedule 2 to Exhibit E.

     "Specified Percentage" shall mean twenty-five percent (25%) plus one (1) share of the issued and outstanding shares of voting capital stock of the Company.

     "Telenor" shall have the meaning specified in the preamble hereto.

     "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any share), assignment, distribution or other disposition, issuance or creation of any option, or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the VIP Shares, VIP Preferred Shares or VIP-R Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Party or any Affiliate of such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

     "US" shall have the meaning specified in Section 2.02(c).

     "UNCITRAL Rules" shall have the meaning specified in Section 7.10(a).

     "VIP Change of Control Notice" shall mean the earlier of (a) a press release issued by Telenor to the effect that its equity interest in the Company has reached or exceeded the Control Threshold which is published in (a) Vedomosti or The Moscow Times and (b) The Wall Street Journal or the Financial Times, or any successors thereto, and (b) written notice from Telenor to Eco Telecom in the form of Exhibit D that Telenor's equity interest in the Company has reached or exceeded the Control Threshold.

     "VIP Preferred Shares" shall mean shares of Preferred Stock (as such term is defined in the Primary Agreement) and any shares into which such shares of Preferred Stock may be changed, whether by reclassification or otherwise.

     "VIP Preferred Share Put Option" shall mean a put option in respect of the VIP Preferred Shares which are a part of Eco Telecom's Initial Twenty-Five Percent Stake.

     "VIP Preferred Share Put Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP Preferred Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP Preferred Share plus (ii) a rate of return of six percent (6%) per annum thereon, compounded annually, for the period from (and including) the date of purchase of such VIP Preferred Share up to (but excluding) the earlier of (A) the date of purchase of such VIP Preferred Share by Telenor following an exercise of the VIP Preferred Share Put Option and (B) the fifth anniversary of the Closing Date plus (b) with respect to any VIP Preferred Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP Preferred Shares and (ii) the Fair Market Value of such VIP Preferred Shares.

     "VIP Put Options" shall mean the VIP Share Put Option and the VIP Preferred Share Put Option.

     "VIP Put Options Notice of Exercise" shall mean the Notice of Exercise attached hereto as Exhibit A.

     "VIP Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Telenor, Eco Telecom and the Company.

     "VIP Share Put Option" shall mean a put option in respect of the VIP Shares which comprise a part of Eco Telecom's Initial Twenty-Five Percent Stake.

     "VIP Share Put Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, the higher of (i) (A) the cost of such VIP Share purchased by Eco Telecom pursuant to the Primary Agreement, the Eco Telecom Share Purchase Agreements or such other share purchase agreements entered into by Eco Telecom for the purpose of maintaining its ownership of twenty five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Company plus (B) a rate of return of fifteen percent (15%) per annum thereon, compounded annually, for the period from (and including) the date of Eco Telecom's purchase of such VIP Share up to (but excluding) the earlier of (1) the date of purchase of such VIP Share by Telenor following an exercise of the VIP Share Put Option and (2) the fifth anniversary of the Closing Date, and (ii) the Highest Price per VIP Share plus an amount equal to fifteen percent (15%) of the Highest Price per VIP Share multiplied by the number of VIP Shares purchased by Eco Telecom prior to the fifth anniversary of the Closing Date and then subject to the VIP Share Put Option, and (b) with respect to any VIP Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP Shares and (ii) the Fair Market Value of such VIP Shares.

     "VIP Shares" shall mean shares of Common Stock or ADSs, as the case may be, and any shares into which such shares of Common Stock may be changed, whether by reclassification or otherwise.

     "VIP-R" shall have the meaning specified in the fifth recital hereto.

     "VIP-R Call Option" shall mean a call option in respect of all of Eco Telecom's VIP-R Shares.

     "VIP-R Call Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP-R Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP-R Share plus
(ii) a rate of return of twenty-five percent (25%) per annum thereon, compounded annually, for the period from (and including) the date(s) of Eco Telecom's purchase of such VIP-R Share up to (but excluding) the earlier of (A) the date of purchase of such VIP-R Share by Telenor following an exercise of the VIP-R Call Option and (B) the fifth anniversary of the Closing Date, and (b) with respect to any VIP-R Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (I) the cost of acquisition of such VIP-R Shares and (ii) the Fair Market Value of such VIP Shares.

     "VIP-R Call Option Notice of Exercise" shall mean the Notice of Exercise attached as Exhibit C.

     "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

     "VIP-R Put Option" shall mean a put option in respect of all of Eco Telecom's VIP-R Shares.

     "VIP-R Put Option Exercise Price" shall mean, as at any date of determination thereof, subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs and subject to Section 4.03, an amount equal to the sum of (a) with respect to each VIP-R Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP-R Share plus (ii) a rate of return of twelve percent (12%) per annum thereon, compounded annually, for the period from (and including) the date(s) of Eco Telecom's purchase of such VIP-R Share up to (but excluding) the earlier of (A) the date of purchase of such VIP-R Share by Telenor following the exercise by Eco Telecom of the VIP-R Share Put Option and (B) the fifth anniversary of the Closing Date, and (b) with respect to any VIP-R Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP-R Shares and (ii) the Fair Market Value of such VIP-R Shares.

     "VIP-R Put Option Notice of Exercise" shall mean the Notice of Exercise attached hereto as Exhibit B.

     "VIP-R Shares" shall mean shares of common stock of VIP-R or ADSs, as the case may be, and any shares into which such shares of common stock may be changed, whether by reclassification or otherwise.

     "Voting Securities" shall mean, collectively, any capital stock, common stock, preferred stock and any other securities that ordinarily, and in the absence of contingencies, entitle its holder to vote in any GMS and that are, at the time specified in the context in which such term is used, issued and outstanding.

1.02      Interpretation
          --------------

     Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

     (a) the singular shall include the plural, and the plural shall include the singular;

     (b)  words of any gender shall include the other gender;

     (c) the words "hereof'", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

     (d) a reference to any "Section", "Schedule" or "Exhibit" is a reference to a specific Section of, or Schedule or Exhibit to, this Agreement;

     (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

     (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

     (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

     (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

            ARTICLE II    REPRESENTATIONS AND WARRANTIES OF PARTIES

     Each Party hereby represents and warrants as of the date hereof that:

2.01 Representations and Warranties True and Correct
     -----------------------------------------------

     The representations and warranties made by such Party in the Primary Agreement and the other Principal Agreements required to be executed on the date hereof and to which it is a party are true and correct on and as of the date hereof.

2.02 The Options
     -----------

     (a) None of the VIP Shares, VIP Preferred Shares or VIP-R Shares or any of the Options have been registered under the Securities Act, or under the securities laws of any state or jurisdiction of the United States, and may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act.

     (b) Such Party is not a "U.S. person" (as such term is defined in Regulation S under the Securities Act ("Regulation S")), and such Party is not acquiring and will not acquire, any Option or any VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, pursuant to the exercise of any Option for the account or benefit of any U.S. person (as so defined).

     (c) The offer and sale of each Option, as the case may be, to the relevant Party has taken place, and the exercise of each Option will take place, outside of the United States of America, its territories and possessions (the "US"), and such Party has executed this Agreement outside of the US.

     (d) Such Party will not (i) offer, sell or otherwise transfer (A) any Option or (B) any VIP Shares, VIP Preferred Shares or VIP-R Shares acquired upon exercise of any Option, as the case may be, except in a manner permitted by this Agreement, prior to the expiration of any applicable distribution compliance period under Regulation S, other than pursuant to (1) a registration statement which has been declared effective under the Securities Act, (2) an exemption from the registration requirements of the Securities Act provided by Regulation S or (3) another exemption from the registration requirements of the Securities Act, as confirmed in an opinion of counsel (such counsel being of recognized standing) or (ii) engage in any hedging transaction with respect to any Option, VIP Shares, VIP Preferred Shares or VIP-R Shares, other than in compliance with the Securities Act.

     (e) Such Party understands that any VIP Shares, VIP Preferred Shares or VIP-R Shares acquired upon the exercise of any Option may be "restricted securities" under the United States federal securities laws in as much as they are being acquired from a Party in a transaction (i) not involving a public offering and (ii) subject to the conditions of Rule 901 and 903 under Regulation S, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Party represents that it is familiar with Rule 144 and Regulation S under the Securities Act, as presently in effect, and understands the conditions imposed thereby and by the Securities Act.

                          ARTICLE III     THE OPTIONS

3.01 Grant of Options
     ----------------

     (a) Telenor hereby grants to Eco Telecom the following options, each of which shall be exercisable by Eco Telecom on the terms, for the periods and subject to the conditions set forth herein, at the Exercise Price specified opposite such option:

                  Option                         Exercise Price
                  ------                         --------------
VIP Share Put Option               VIP Share Put Option Exercise Price
VIP Preferred Share Put Option     VIP Preferred Share Put Option Exercise Price
VIP-R Put Option                   VIP-R Put Option Exercise Price

     (b) Eco Telecom hereby grants to Telenor the VIP-R Call Option, which shall be exercisable by Telenor on the terms and subject to the conditions set forth herein, at the VIP-R Call Option Exercise Price.

3.02 Exercise of the VIP Share Put Option
     ------------------------------------

     (a) Subject to Section 3.07(b) and Section 3.09, the VIP Share Put Option shall be exercisable by Eco Telecom on the following terms:

          (i) The VIP Share Put Option shall be exercisable by Eco Telecom if and only if Telenor's ownership interest in the Company reaches or exceeds the Control Threshold.

          (ii) The VIP Share Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

          (iii) Eco Telecom shall exercise the VIP Share Put Option during the period in which such Option is exercisable by delivering to Telenor the VIP Put Options Notice of Exercise.

          (iv) The VIP Share Put Option shall be exercisable in whole only and not in part.

          (v) Telenor shall be obligated to purchase only such number of VIP Shares as are part of Eco Telecom's Initial Twenty-Five Percent Stake, as determined in accordance with Article V.

          (vi) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP Put Options Notice of Exercise, Eco Telecom may revoke its exercise of the VIP Share Put Option and demand payment of such Post-Default Amount. In such case, the VIP Put Options shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP Put Options Notice of Exercise.

     (b) Telenor shall pay to Eco Telecom the VIP Share Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP Put Options Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty
(60) calendar day period.

3.03 Exercise of the VIP Preferred Share Put Option
     ----------------------------------------------

     (a) Subject to Section 3.07(b) and Section 3.09, the VIP Preferred Share Put Option shall be exercisable by Eco Telecom on the following terms:

          (i) The VIP Preferred Share Put Option shall be exercisable by Eco Telecom if and only if Telenor's ownership interest in the Company reaches or exceeds the Control Threshold.

          (ii) The VIP Preferred Share Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

          (iii) Eco Telecom shall exercise the VIP Preferred Share Put Option during the period in which such Option is exercisable by delivering to
     Telenor the VIP Put Options  Notice of Exercise.    The VIP Share Put
     Option and the VIP Preferred Share Put Option must be exercised simultaneously by Eco Telecom.

          (iv) The VIP Preferred Share Put Option shall be exercisable in whole only and not in part.

          (v) Telenor shall be obligated to purchase only such number of VIP Preferred Shares as are part of Eco Telecom's Initial Twenty-Five Percent Stake, as determined in accordance with Article V.

          (vi) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP Put Options Notice of Exercise, Eco Telecom may revoke its exercise of the VIP Preferred Share Put Option and demand payment of such Post-Default Amount. In such case, the VIP Put Options shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP Put Options Notice of Exercise.

     (b) Telenor shall pay to Eco Telecom the VIP Preferred Share Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP Put Options Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty (60) calendar day period.

3.04 Exercise of the VIP-R Put Option
     --------------------------------

     (a) Subject to Section 3.07(b) and Section 3.09, the VIP-R Put Option shall be exercisable by Eco Telecom on the following terms:

          (i) The VIP Put Options shall have become exercisable by Eco Telecom in accordance with the terms of Section 3.02 and Section 3.03.

          (ii) On the date on which the VIP Put Options shall have become exercisable (A) Eco Telecom held less than twenty-five percent (25%) of the shares of voting capital stock of VIP-R and (B) no Eco Telecom Contribution Default shall have occurred.

          (iii) The VIP-R Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

          (iv) Eco Telecom shall exercise the VIP-R Put Option during the period in which such Option is exercisable by delivering to Telenor the VIP-R Put Option Notice of Exercise.

          (v) The VIP-R Put Option shall be exercisable in whole only and not in part.

          (vi) Telenor shall be obligated to purchase all VIP-R Shares owned by Eco Telecom on the date of the VIP-R Put Option Notice of Exercise.

          (vii) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP-R Put Option Notice of Exercise, Eco Telecom may revoke its exercise of the VIP-R Put Option and demand payment of such Post-Default Amount. In such case, the VIP-R Put Option shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP-R Put Option Notice of Exercise.

     (b) Telenor shall pay to Eco Telecom the VIP-R Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP-R Put Option Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty (60) calendar day period.

3.05 Exercise of the VIP-R Call Option
     ---------------------------------

     (a) Subject to Section 3.07(b) and Section 3.09, the VIP-R Call Option shall be exercisable by Telenor on the following terms:

          (i) Eco Telecom shall have exercised the VIP Put Options in accordance with the terms of Section 3.02.

          (ii) On the date on which the VIP Put Options shall have become exercisable Eco Telecom held at least twenty-five percent (25%) of the shares of voting capital stock of VIP-R plus one (1) VIP-R Share.

          (iii) The VIP-R Call Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of the VIP-R Put Options Notice of Exercise and expiring at 12:00 midnight on the 120th day following such date.

          (iv) Telenor shall exercise the VIP-R Call Option during the period in which such Option is exercisable by delivering to Eco Telecom the VIP-R Call Option Notice of Exercise.

          (v) The VIP-R Call Option shall be exercisable in whole only and not in part.

          (vi) Eco Telecom shall be obligated to sell to Telenor all VIP-R Shares owned by Eco Telecom on the date of the VIP-R Call Option Notice of Exercise.

     (b) Telenor shall pay to Eco Telecom the VIP-R Call Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor delivered to Eco Telecom the VIP-R Call Option Notice of Exercise . If Telenor fails to pay the VIP-R Call Option Price on or prior to the date that is sixty calendar days after the date on which Telenor delivered to Eco Telecom the VIP-R Call Option Notice Exercise, the VIP-R Call Option shall terminate and cease to be exercisable.

3.06 VIP Change of Control Notice
---- ----------------------------

     If at any time Telenor's ownership interest in the Company reaches or exceeds the Control Threshold, Telenor shall (a) promptly (and, in any event, not later than three (3) Business Days thereafter) deliver (or cause to be delivered) to Eco Telecom a VIP Change of Control Notice and (b) if it has not already done so, promptly apply to the MAMP and, if necessary, the Commission for approval of the transactions contemplated by this Agreement.

3.07 Compliance with Securities Laws; Tender Offers
---- ----------------------------------------------

     (a) Each Party shall comply with applicable requirements of (i) the JSC Law and the Charter; and (ii) the SEC, including the rules and regulations promulgated under Sections 13 and 14 of the Exchange Act. Each Party shall be responsible for filing any reports or schedules, including any amendments to its respective Schedule 13D under the Exchange Act, in connection with the transactions contemplated by this Agreement.

     (b) No Option shall be exercisable (and no Notice of Exercise shall be delivered) during any period in which a tender offer is in effect with respect to any shares of capital stock of the Company or VIP-R and in which Telenor or any Affiliate of Telenor is a bidder. If the exercise period for any Option otherwise would have commenced during the period in which any such tender offer is in effect, such exercise period shall commence on the first Business Day following the end of such tender offer. For purposes of determining the duration of the exercise period of any Option under this Article III, any day on which the exercise of such Option is prohibited by applicable law shall be disregarded.

     (c) Notwithstanding anything in this Agreement to the contrary, Eco Telecom may, subject to the terms and conditions of the relevant tender offer, tender any VIP Shares, VIP Preferred Shares or VIP-R Shares owned by Eco Telecom in any tender offer for such Shares.

3.08 Option Closing Date
     -------------------

     (a) The Option Closing Date for the VIP Put Options shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following receipt by Telenor from Eco Telecom of the VIP Put Options Notice of Exercise. Telenor shall give notice (a "Closing Notice") to Eco Telecom of such Option Closing Date not less than forty-five (45) days prior to such Option Closing Date, together with Telenor's calculation of the VIP Put Options Exercise Price and the VIP Preferred Share Put Option Exercise Price. Unless Eco Telecom shall object to any such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, Telenor's calculations of the VIP Put Options Exercise Price and the VIP Preferred Share Put Option Exercise Price shall be final. If Eco Telecom objects to any such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, the provisions of Section 3.08(d) shall apply. Such Closing Notice shall include Telenor's instructions as to the name or names in which all such VIP Shares and VIP Preferred Shares shall be registered for delivery on such Option Closing Date.

     (b) The Option Closing Date for the VIP-R Put Option shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following receipt by Telenor from Eco Telecom of the VIP-R Put Option Notice of Exercise. Telenor shall give a Closing Notice to Eco Telecom specifying such Option Closing Date not less than forty-five (45) days prior to such Option Closing Date, together with Telenor's calculation of the VIP-R Put Option Exercise Price. Unless Eco Telecom shall object to such calculation by notice to Telenor not less than thirty (30) days prior to the Option Closing Date, Telenor's calculation of the VIP-R Put Option Exercise Price shall be final. If Eco Telecom objects to such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, the provisions of
Section 3.08(d) shall apply. Such Closing Notice shall include Telenor's instructions as to the name or names in which all such VIP-R Shares shall be registered for delivery on such Option Closing Date.

     (c) The Option Closing Date for the VIP-R Call Option shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following the date of the VIP-R Call Option Notice of Exercise and shall be specified in such Notice of Exercise. Telenor shall, in such Notice of Exercise, specify Telenor's calculation of the VIP-R Call Option Exercise Price. Unless Eco Telecom shall object to such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, Telenor's calculation of the VIP-R Call Option Exercise Price shall be final. If Eco Telecom objects to such calculation by notice to Telenor not less than thirty
(30) days prior to such Option Closing Date, the provisions of Section 3.08(d) shall apply. Such Notice of Exercise shall also include Telenor's instructions as to the name or names in which all such VIP-R Shares shall be registered for delivery on such Option Closing Date.

     (d) If Eco Telecom objects to any calculation of any Exercise Price by notice to Telenor not less than thirty (30) days prior to the related Option Closing Date, the Parties shall, within ten (10) days of Telenor's receipt of notice of such objection, appoint a Calculation Agent and provide the Calculation Agent with all information required by the Calculation Agent to determine such Exercise Price. The Calculation Agent shall have ten (10) days to determine such Exercise Price. Upon its determination of such Exercise Price, the Calculation Agent shall provide written notification thereof to the Parties. In the absence of manifest error, the Calculation Agent's determination of such Exercise Price shall be final and binding on the Parties. If the Parties shall fail to agree upon and appoint a Calculation Agent or if either Party objects to any Calculation Agent's determination of any Exercise Price, the provisions of Section 7.10 shall apply and Telenor's obligation to purchase and pay for the VIP-R shares shall be suspended pending resolution of any dispute concerning the Exercise Price.

3.09 Eco Telecom Contribution Default
     --------------------------------

     In the event of an Eco Telecom Contribution Default the VIP Share Put Option, the VIP Preferred Share Put Option and the VIP-R Put Option shall finally and irrevocably terminate and Eco Telecom and its Permitted Transferees shall lose all rights granted under this Agreement and such Options, provided, however, that the VIP-R Call Option shall remain in full force and effect.

3.10 Closing
     -------

     The obligation of Telenor to purchase and pay for any VIP Shares, VIP Preferred Shares or VIP-R Shares on any Option Closing Date shall be subject to the fulfillment on or prior to such Option Closing Date of each of the following conditions precedent (any or all of which may be waived in whole or in part by Telenor in writing in its sole discretion):

     (a) Eco Telecom and Telenor shall have executed and delivered an Individual Share Purchase Agreement in respect of such VIP, Shares, VIP Preferred Shares or VIP-R Shares, as the case may be.

     (b) The approval of the MAMP shall have been obtained on or prior to such Option Closing Date; provided that if Telenor shall have voluntarily purchased more than 45% or more than 50% of the outstanding Voting Securities of the Company without obtaining approval of the MAMP to purchase up to 85% of the outstanding Voting Securities of the Company, then such approval shall not be a condition precedent to the obligations of Telenor on such Option Closing Date. For the avoidance of doubt, Telenor shall not be deemed to have voluntarily purchased any VIP Shares or Voting Securities by reason of any reduction of capital by the Company or by the declaration of invalidity of any VIP Shares or other Voting Securities of the Company.

     (c) There shall not be in effect on such Option Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions intended to be consummated on such Option Closing Date and there shall not be pending on such Option Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Telenor or Eco Telecom or the transactions contemplated by this Agreement of any such Law other than approval of the MAMP.

     (d) All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority which are required to have been obtained, made or given (as applicable) by Telenor pursuant to applicable Law and are necessary for the performance of the obligations of Telenor under this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after such Option Closing Date) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred other than approval of the MAMP.

     (e) Eco Telecom shall have delivered to Telenor (i) all powers of attorney, Eco Telecom's memorandum of association, bye-laws and such other documents as are necessary to evidence Eco Telecom's signature authority, (ii) a Share Transfer Order duly executed by Eco Telecom, (iii) the documents listed in
Schedule 1 to Exhibit A (as applicable) and (iv) an extract from the register of the Company's shareholders, as maintained by the Registrar, dated the day of the Closing, showing Eco Telecom as the owner of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, free and clear of all Liens (other than such restrictions on Transfer as may arise under Article IV of the VIP-R Shareholders Agreement other than rights under Section 4.03 thereof).

     (f) Eco Telecom shall have delivered to Telenor a certificate of a senior officer of Eco Telecom confirming that Eco Telecom has good title to the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, and such VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, are free and clear of (i) any Liens (other than such restrictions on Transfer as may arise under Article IV of the VIP-R Shareholders Agreement other than Section 4.03 thereof), and (ii) any proxies, voting trusts or agreements, understandings or arrangements whatsoever except for those arising under the Principal Agreements.

     (g) Eco Telecom shall have delivered to Telenor signed resignation letters of any directors of VIP or VIP-R nominated by Eco Telecom pursuant to any of the Principal Agreements or otherwise.

     (h) Eco Telecom shall have delivered (or caused to be delivered) to Telenor at least three (3) days prior to such Option Closing Date Eco Telecom's instructions for the wire transfer of the relevant Exercise Price.

     (i) Eco Telecom shall have delivered to Telenor a receipt signed by Eco Telecom, confirming that upon receipt from Telenor of the wire transfer of the relevant Exercise Price such Exercise Price will have been fully paid.

     (j) Telenor shall have received an opinion as to Russian law of Herbert Smith CIS Legal Services or another reputable international law firm in form and substance satisfactory to Telenor.

3.11 Required Approvals
     ------------------

     (a) Telenor hereby undertakes to use reasonable efforts to obtain the approval of the MAMP and, if required, the Commission and to file any required notices as promptly as practicable and to take such other actions as may be required, in each case, in order to ensure that the conditions precedent set forth in Section 3.10 are satisfied on or prior to each Option Closing Date.

     (b) Telenor agrees that it shall not voluntarily purchase more than 45% or more than 50% of the outstanding Voting Securities of the Company unless Telenor has previously obtained approval of the MAMP to acquire up to 85% of the outstanding Voting Securities of the Company.

                             ARTICLE IV  TRANSFERS

4.01 Transfers by Eco Telecom
     ------------------------

     None of the VIP Put Options, the VIP-R Put Option or any rights thereunder shall be transferable or assignable by Eco Telecom to any Person; provided that, upon the prior written consent of Telenor (such consent not to be unreasonably withheld so long as Eco Telecom delivers to Telenor satisfactory evidence that Eco Telecom's proposed transferee is a Permitted Transferee of Eco Telecom), Eco Telecom may Transfer its rights and obligations hereunder (in whole but not in part) to a Permitted Transferee of Eco Telecom. Any VIP-R Shares owned by such Permitted Transferee shall remain subject to the VIP-R Call Option. If after giving effect to any such Transfer any Person who was, at the time of such Transfer, a Permitted Transferee of Eco Telecom ceases for any reason to be a Permitted Transferee of Eco Telecom, whether due to a Change of Control or otherwise, all rights of such Person hereunder, including, without limitation, all rights in respect of the VIP Put Options or the VIP-R Put Option, shall immediately terminate, and such Person shall remain subject to all of its obligations hereunder, including, without limitation, the VIP-R Call Option.
Any Transfer which violates any of the terms of this Section 4.01 shall be void in its entirety.

4.02 Transfers by Telenor
     --------------------

     In the event of any Transfer of VIP Shares, VIP Preferred Shares or VIP-R Shares by Telenor to a Permitted Transferee of Telenor, such Permitted Transferee shall receive and hold any and all such Shares so transferred subject to the terms and conditions of this Agreement. In the event of any Transfer of VIP Shares, VIP Preferred Shares or VIP-R Shares by Telenor to a transferee other than a Permitted Transferee of Telenor, such transferee shall not be bound by any of the terms of this Agreement or by any Option.


4.03 Certain Purchases by Eco Telecom Prohibited
---- -------------------------------------------

     Eco Telecom shall not purchase any VIP-R Shares on or after the date on which Telenor delivers a VIP Change of Control Notice, any VIP-R Shares so purchased shall not benefit from, and may not be sold pursuant to, the VIP-R Put Option, shall remain subject to the VIP-R Call Option, and may be purchased by Telenor pursuant to such Option (if exercised) at an exercise price equal to Eco Telecom's cost per Share of such VIP-R Shares, provided, however, that, notwithstanding the foregoing, if Eco Telecom is, on such date obligated to purchase, pursuant to a preexisting binding agreement, any VIP-R Shares on or after the date on which Telenor delivers a VIP Change of Control Notice, Eco Telecom may purchase such VIP-R Shares and may deliver them pursuant to the VIP-R Put Option and shall deliver them pursuant to the VIP-R Call Option at an Exercise Price equal to Eco Telecom's cost per share for each such VIP-R Share.

                     ARTICLE V  ANTI-DILUTION ADJUSTMENTS

  The applicable Exercise Price per share for each Option and the number of VIP Shares, VIP Preferred Shares or VIP-R Shares purchasable under such Option are subject to adjustment from time to time as follows:

     (a)  Merger, Sale of Assets, Etc.
          ---------------------------

     If at any time while any Option is outstanding and unexpired there shall be
(i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), a merger or consolidation of the Company or VIP-R, as the case may be, with or into another corporation in which the Company or VIP-R, as the case may be, is not the surviving entity or pursuant to which the shares of the Company's or VIP-R's capital stock outstanding immediately prior to the reorganization, merger or consolidation are converted by virtue of the reorganization, merger or consolidation into other property, whether in the form of securities, property, cash, or otherwise (including, in each case, any merger or consolidation of the Company with or into VIP-R), or (ii) a sale or transfer of the Company's or VIP-R's properties and assets as, or substantially as, an entirety to any other Person and in connection with such sale or transfer holders of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, receive property, whether in the form of securities, property, cash, or otherwise, then (A) such Option shall thereafter represent the right to acquire or sell, as the case may be, such number of shares of stock and other securities and such amount of property and cash as have been issued or paid on or prior to the date of the Notice of Exercise with respect to such Option in such reorganization, consolidation, merger, sale or transfer with respect to the number of VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, that would have been deliverable upon exercise of such Option, (B) in the event that the Company is not the surviving entity, the term "Control Threshold" shall thereafter refer to the ownership by Telenor, together with any Permitted Transferees of Telenor, of more than fifty percent (50%) of the outstanding voting capital stock of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer and (C) the aggregate Exercise Price payable in respect of the shares, securities and other property that are subject to such Option pursuant to clause (A) of this Section (a) of Article V shall equal the aggregate Exercise Price that would have been payable in respect of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, subject to such Option had such reorganization, merger, consolidation, sale or transfer not occurred, in each case, subject to further adjustment as provided in this Article V.

     The foregoing provisions of this Article V shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the shares of stock or securities of any other corporation that are at the time receivable upon the exercise of such Option.

     In all events, Eco Telecom and Telenor shall negotiate in good faith to provide that appropriate adjustment shall be made in the application of the provisions of such Option with respect to the rights and interests of Eco Telecom and Telenor after the transaction, to the end that the provisions of such Option shall be applicable after such event, as near as reasonably may be, in relation to any shares or other property deliverable as a result of such event in respect of the VIP Shares, VIP Preferred Shares or VIP-R Shares.

     (b)  Reclassification, Etc.
          ---------------------

     If the Company or VIP-R, as the case may be, at any time while any Option remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under such Option exist into the same or a different number of securities of any other class or classes, such Option shall thereafter represent the right to acquire or sell, as the case may be, such number and kind of securities as have been issued on or prior to the date of the applicable Notice of Exercise as the result of such change with respect to the securities that were subject to the purchase rights under such Option immediately prior to such reclassification or other change and the applicable Exercise Price per share therefor shall be appropriately adjusted so that the aggregate Exercise Price payable in respect of the shares or securities subject to such Option shall remain unchanged as a result of such reclassification or other change, all subject to further adjustment as provided in this Article V.

     (c)  Split, Subdivision or Combination of VIP Shares, VIP Preferred Shares
          ---------------------------------------------------------------------
          or VIP-R Shares.
          ---------------

     If the Company or VIP-R, as the case may be, at any time while any Option remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under such Option exist into a different number of securities of the same class, such Option shall thereafter represent the right to acquire or sell, as the case may be, such number and kind of securities as have been issued on or prior to the date of the applicable Notice of Exercise as the result of such split, subdivision or combination with respect to the securities that were subject to the purchase rights under such Option immediately prior to such split, subdivision or combination, and the applicable Exercise Price per share for such securities shall be, in the case of a split or subdivision, proportionately decreased, or in the case of a combination, proportionately increased.

     (d)  Adjustments for Dividends in Stock or Other Securities or Property.
          ------------------------------------------------------------------

     If while any Option remains outstanding and unexpired the holders of the securities as to which purchase rights under such Option exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, in each case without payment of any additional consideration therefor, other or additional stock or other securities or property (other than cash) of the Company or VIP-R by way of dividend, then and in each case, each Option shall represent the right to acquire or sell, in addition to the number of shares or other securities receivable upon exercise of such Option, the amount of such other or additional stock or other securities or property (other than cash) of the Company or VIP-R, as the case may be, that Telenor would hold on the date of such exercise had it been the holder of record of the shares or other securities receivable upon exercise of such Option on the date hereof and had thereafter, during the period from the date hereof to and including the date of the Notice of Exercise with respect to such Option, retained such shares and/or all other additional stock available to it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Article V.

                  ARTICLE VI  EFFECTIVENESS AND TERMINATION


     This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

     (a) the date on which the Parties agree in writing to the termination of this Agreement;

     (b) the date on which all of the Options have expired or have been fully exercised;

     (c) the date on which Telenor or any of its Permitted Transferees cease to own any VIP Shares;

     (d) the date on which Eco Telecom (or any Permitted Transferee to whom Telenor has consented in accordance with Section 4.01) ceases to own all of Eco Telecom's Initial Twenty-Five Percent Stake;

     (e) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time; and

     (f) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required by Russian Law and the Charter to be approved by such shareholders.

                          ARTICLE VII  MISCELLANEOUS

7.01 Specific Performance
     --------------------


     The Parties hereby declare that it is impossible to measure in money the damages that will accrue to a Party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Party shall, in accordance with Section 7.10, institute any proceeding to enforce specifically the provisions hereof, any Party against whom such proceeding is brought hereby waives the claim or defense therein that the Party instituting such proceeding has an adequate remedy at law or in damages, and the Party against whom such proceeding is brought shall not urge in any such proceeding the claim or defense that such remedy at law or in damages exists.

7.02 Further Assurances
     ------------------

     From time to time, at any Party's reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.03 Entire Agreement
     ----------------


     This Agreement and the other Principal Agreements supersede all other prior discussions and agreements among the Parties (or, after giving effect to the Closing, will supersede all other prior agreements to which any Party is a party on the date hereof) with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

7.04   No Waiver
       ---------

       No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.05 No Assignment; Agreement not Binding on Transferees
     ---------------------------------------------------

     (a) Except as specified in Article IV, (i) no Party may assign any of its rights under this Agreement without the prior written consent of the other Party and (ii) this Agreement shall not be binding upon any successor, assign or transferee of any Party.

     (b) For the avoidance of doubt, each Party agrees that this Agreement and such Party's obligations hereunder shall not under any circumstances attach to any VIP Shares, VIP Preferred Shares or VIP-R Shares and shall not be binding upon any Person to whom legal or beneficial ownership of any VIP Shares, VIP Preferred Shares or VIP-R Shares shall pass by operation of law, other than in accordance with Article IV.

7.06 Expenses
     --------

     Each Party shall pay its own expenses and costs incidental to its execution and delivery of this Agreement.

7.07 Notice
     ------

     All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by a Party in a notice to the other Party:

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-99-09
Attn: Henrik Torgersen

With a copy to:


Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bjorn Hogstad

If to Eco Telecom, to

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
Moscow 121019
Russia

Facsimile No.: +7095-202-9663
Attn: Stanislav Shekshnya

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.:  +7095-363-6501
Attn:  Vladimir Afonkin

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

7.08   Counterparts
       ------------

       This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
                                      23

7.09 Amendment
     ---------

     This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

7.10 Arbitration; Waiver of Sovereign Immunity
     -----------------------------------------

    (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

          (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

          (ii) The place of the arbitration shall be Geneva, Switzerland.

          (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

          (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

          (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

          (vi) The award of the arbitrators shall be final and binding on the Parties.

          (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

    (b) Except for arbitration proceedings pursuant to Section 7.10(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

    (c) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 7.10(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in
Section 7.08. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.10 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 7.10(b).

    (d) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

7.11 Governing Law
     -------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

7.12 Invalid Provisions
     ------------------

     If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

   IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first above written.

                                   TELENOR EAST INVEST AS


                                   By /s/ Tron Ostby
                                      --------------
                                    Tron Ostby
                                    Attorney-in-Fact



                                   ECO TELECOM LIMITED


                                   By /s/ Serge Barychkov
                                      -------------------
                                    Serge Barychkov
                                    Attorney-in-Fact